77Q1(e) - Amendment to Articles of Incorporation of
Registrant dated June 2, 2010, filed via EDGAR herewith.



THE ZWEIG TOTAL RETURN FUND, INC.
ARTICLES OF AMENDMENT


		THE ZWEIG TOTAL RETURN FUND, INC., a Maryland corporation having its principal office in Baltimore City, Maryland (the "Corporation"), certifies:

		FIRST: The Charter of the Corporation is hereby amended by deleting the text of Article VIII, Section 2, of the Articles of Incorporation in its entirety and inserting in lieu thereof the following:

"(2)	In the event that, for any fiscal
quarter ending on or after June 30,
2010, the shares of the Corporation
trade, on the principal securities
exchange on which they are traded, at
an average discount (a "Discount") from
their net asset value of 10% or more
(determined on the basis of the
discount as of the end of the last
trading day in each week during such
quarter), the Board of Directors at its
next regularly scheduled meeting shall
consider potential measures to seek to
reduce the discount, which may include
open-market purchases of, or tender
offers for, shares of the Corporation,
or other programs intended to reduce
the discount.  The Board's decision on
any such action would take into account
factors deemed relevant by the Board,
such as the extent and duration of the
discount, the liquidity of the
Corporation's portfolio, the overall
impact on the Corporation or its
shareholders, market considerations and
provisions of applicable law.  The
Board of Directors shall not be
required to take any such action.

In addition, in the case of a Discount,
if the Board of Directors in its sole
discretion determines that it would be
appropriate to submit to the
Corporation's shareholders a proposal
to convert the Corporation (a
"Conversion Proposal") from a "closed-
end company" to an "open-end company,"
as those terms are defined in Sections
5(a)(2) and 5(a)(1) of the Investment
Company Act of 1940, as amended, the
Corporation shall be required to submit
the Conversion Proposal to the
Corporation's shareholders, together
with amendments to these Articles of
Incorporation required to effectuate
the Conversion Proposal, in compliance
with the Maryland General Corporation
Law or the Securities and Exchange Act
of 1934, as amended, or the Investment
Company Act of 1940, as amended, or of
any valid rule, regulation or order of
the Securities and Exchange Commission
under those Acts.  In the circumstances
described in this Section (2), the
affirmative vote of a majority of the
outstanding shares of capital stock of
Corporation entitled to vote thereon
shall be required to approve, adopt and
authorize the Conversion Proposal and
amendments to those Articles of
Incorporation required to effectuate
the Conversion Proposal.  The Board of
Directors may recommend that the
shareholders vote for or against the
Conversion Proposal."

		SECOND  The Amendment of the Charter as
hereinabove set forth was duly advised and approved by a majority of the entire Board of Directors and approved by the stockholders of the Corporation as required by law.

		THIRD: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate action of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.


		IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 2nd day of June, 2010.


ATTEST:                               THE ZWEIG TOTAL RETURN FUND, INC.

/s/ Kevin Carr                             By:  /s/ George R. Aylward
Kevin Carr, Secretary                       George R. Aylward, President